Exhibit 99.1

Press Release & Investor Call

Remote Industrial Monitoring and Control Solutions

Provider Acorn Reports Q3 Revenue Growth

Dial-in: 1-844-834-0644 for Today’s 11am ET Investor Call

Wilmington, DE – November 10, 2022 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, announced results for its third quarter (Q3’22) ended September 30, 2022 and will host an investor call today at 11:00 a.m. ET (details below).

Summary Financial Results

($ in thousands)	Q3’22	Q3’21	Change	9M’22	9M’21	Change
Hardware revenue	$825	$701	+17.7%	$2,241	$1,992	+12.5%
Monitoring revenue	$958	$1,005	-4.7%	$2,914	$3,030	-3.8%
Total revenue *	$1,783	$1,706	+4.5%	$5,155	$5,022	+2.6%
Gross profit	$1,215	$1,242	-2.2%	$3,719	$3,674	+1.2%
Gross margin	68.1%	72.8%		72.1%	73.2%

* All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

Non-GAAP Measure

Reconciliation of GAAP Revenue to Cash-Basis Revenue

($ in thousands)	Q3’22	Q3’21	9M’22	9M’21
Total GAAP revenue	$1,783	$1,706	$5,155	$5,022
Less: Amortization of deferred revenue	(1,589)	(1,480)	(4,572)	(4,402)
Plus: Sales recorded to deferred revenue	2,007	1,872	5,232	4,959
Other adjustments and write-offs	1	(13)	32	(18)
Total cash-basis revenue **	$2,202	$2,085	$5,847	$5,561
Year-over-year growth	5.6%		5.1%

**See definition of Non-GAAP measure below.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “Acorn delivered a solid Q3 performance despite inflation and other negative economic impacts such as higher interest rates and recession concerns faced by our customers. Hardware sales rose 18% in Q3, primarily related to our consistent base business in addition to significant purchases in the quarter from a real estate management customer that is deploying smart building technology on a portfolio of buildings it is now managing. The ‘sunsetting’ of 3G technology, which we have discussed in prior quarters, is now complete but continued to have a negative impact on our near-term monitoring revenue growth, as some customers chose not to upgrade or renew their data service when older units were decommissioned during 2022.

“Total revenue rose 5% and 3% in Q3’22 and year-to-date, respectively. Q3’22 cash-basis revenue grew 5.6% in Q3’22 and 5.1% in the first nine months of 2022. Cash-basis revenue differs from GAAP revenue due to GAAP deferment of hardware revenue over 36 months and of monitoring revenue over 12 months, typically. We have a bullish outlook for a strong finish to 2022, based on purchasing forecast discussions with current customers and new business leads to date in the fourth quarter.

“We continue to be focused on the commercial and industrial segment of the business, for example, a global business solutions provider recently began having OmniMetrix monitors installed for its standby generator monitoring needs. The company has over 150 domestic locations.

“Importantly, OmniMetrix solves some of our customers’ key challenges related to energy, the environment and their operating efficiency, helping to reduce personnel, travel and fuel costs as well as carbon emissions. Environmental and grid issues are not going away any time soon, and we are making steady progress in building awareness of our industry-leading technology and high-ROI solutions as we add more new customers to our portfolio each quarter.

“Looking into 2023 and beyond, we are very excited by the growth and profitability potential offered by electric grid relief – or ‘demand response’ programs. These programs, which let electric grid operators automatically shift the power load to stand-by generators during peak demand, rely on our remote monitoring and control capabilities. We partnered with CPower Energy Management, the leading national energy solutions provider, to create programs our dealers can offer to their customers. Generator owners are compensated each year just for enrolling to provide electric grid relief. Fees earned by OmniMetrix to enable and manage these programs have the potential to more than double our profitability on customers who enroll in these programs.

“In terms of our balance sheet, our liquidity position remained strong at quarter-end with approximately $1.1 million of cash, $0.9 million of receivables, and no outstanding debt. We continue to be well-positioned to fund our growth needs.”

Financial Highlights

●	Q3’22 revenue rose 5% to $1,783,000, reflecting an 18% increase in hardware revenue and a 5% decrease in monitoring revenue compared to Q3’21. Hardware revenue growth was primarily driven by a large hardware order placed by a commercial customer during the quarter, while the monitoring revenue decrease was due to discontinued connections as a result of sunsetting 3G technology. Revenue increased 3% to $5,155,000 in the first nine months of 2022 compared to the 2021 period, as hardware revenue rose 13% and monitoring revenue declined 4%, also reflecting the impact of 3G sunsetting.

●	Q3’22 gross profit decreased 2% to $1,215,000 compared to $1,242,000 in Q3’21, reflecting a decline in gross margin to 68% from 73%. The decline in gross profit margin is primarily attributable to a revenue mix that included more hardware and less high-margin monitoring revenue, as well as an increase in the cost of our components and a $31,000 non-cash write-off of prior generation product component inventory. Gross profit for the first nine months of 2022 improved by 1% compared to the first nine months of 2021.

●	OmniMetrix total operating expenses increased to $1,195,000 in Q3’22 from $977,000 in Q3’21, due to higher R&D and SG&A expenses. SG&A rose to $968,000 in Q3’22 from $798,000 in Q3’21, reflecting higher personnel expenses, technology consulting and software fees, and travel and trade show expenses. R&D increased to $227,000 in Q3’22 from $179,000 in Q3’21, due to salary increases, the continued development of next-generation remote monitoring and control products, and for exploration into new product lines. Corporate overhead expenses decreased slightly in Q3’22 to $230,000, as compared to $240,000 in Q3’21.

●	Net loss attributable to Acorn Energy, Inc. shareholders was ($210,000), or ($0.01) per share, in Q3’22 vs. net income of $23,000, or $0.00 per share, in Q3’21, with the loss attributable to higher operating costs, as discussed above. For the first nine months of 2022, net loss attributable to Acorn shareholders was ($556,000), or ($0.01) per share, as compared to net income of $45,000, or $0.00 per share, in the first nine months of 2021.

Liquidity and Cash Flow

Consolidated cash was $1,124,000 at September 30, 2022, compared to $1,722,000 at year-end December 31, 2021. As of November 8, 2022, Acorn had cash of $967,000. Accounts receivable increased to $1,334,000 as of November 8, 2022, versus $917,000 at September 30, 2022 and $876,000 at December 31, 2021.

Cash used in operating activities was $311,000 in the first nine months of 2022, compared to cash generated of $323,000 during the comparable 2021 period. The difference is due to the net loss in 2022, which is due in part to increased personnel costs for staff expansion and increases in salaries and bonuses, as well as to investments in inventory, mainly in the first half of 2022, to avoid procurement issues for key components and materials.

During the first nine months of 2022, Acorn also invested $286,000 in technology and software, primarily in the design of its new Azure cloud server environment, as well as investments in new hardware and software upgrades. These investments promote an enhanced remote monitoring experience for customers and provide a more flexible technology infrastructure to support the company’s future growth.

Investor Call Details

Date/Time:	Thursday, November 10th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, serving tens of thousands of customers including 25 Fortune/Global 500 companies. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support by enrolled back-up generators. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities, in addition to residential back-up generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. Acorn reminds investors that its operations could be materially affected by continued supply chain disruptions, new outbreaks of COVID-19 or variants, and the overall economic environment, which could include material adverse impacts on the Company’s operations, financial position, cash flows and reported results.

A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2022	2021	2022	2021

Revenue	$5,155	$5,022	$1,783	$1,706
Cost of sales	1,436	1,348	568	464
Gross profit	3,719	3,674	1,215	1,242
Operating expenses:
Research and development expense	637	532	227	179
Selling, general and administrative expense	3,585	3,086	1,198	1,038
Impairment of software	51	—	—	—
Total operating expenses	4,273	3,618	1,425	1,217
Operating (loss) income	(554)	56	(210)	25
Finance expense, net	(1)	(5)	—	—
(Loss) income before income taxes	(555)	51	(210)	25
Income tax expense	—	—	—	—
Net (loss) income	(555)	51	(210)	25
Non-controlling interest share of net income	(1)	(6)	—	(2)
Net (loss) income attributable to Acorn Energy, Inc. shareholders	$(556)	$45	$(210)	$23

Basic and diluted net (loss) income per share attributable to Acorn Energy, Inc. shareholders:	$(0.01)	$0.00	$(0.01)	$0.00
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted
Basic	39,692	39,687	39,700	39,687
Diluted	39,692	39,922	39,700	39,959

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash	$1,124	$1,722
Accounts receivable, net	917	876
Inventory, net	903	617
Deferred cost of goods sold	862	799
Other current assets	258	229
Total current assets	4,064	4,243
Property and equipment, net	675	517
Right-of-use assets, net	324	399
Deferred cost of goods sold	809	714
Other assets	202	169
Total assets	$6,074	$6,042
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$373	$457
Accrued expenses	157	164
Deferred revenue	3,903	3,541
Current operating lease liabilities	114	107
Other current liabilities	57	34
Total current liabilities	4,604	4,303
Long-term liabilities:
Deferred revenue	2,150	1,852
Long-term operating lease liabilities	250	336
Other long-term liabilities	15	12
Total long-term liabilities	2,415	2,200
Commitments and contingencies
Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share: Authorized – 42,000,000 shares; Issued – 39,712,589 shares at September 30, 2022 and 39,687,589 shares at December 31, 2021	397	397
Additional paid-in capital	102,878	102,804
Accumulated deficit	(101,190)	(100,634)
Treasury stock, at cost – 801,920 shares at September 30, 2022 and December 31, 2021	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(951)	(469)
Non-controlling interests	6	8
Total deficit	(945)	(461)
Total liabilities and deficit	$6,074	$6,042

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(IN THOUSANDS)

	Nine months ended September 30,
	2022	2021
Cash flows (used in) provided by operating activities:
Net (loss) income	$(555)	$51
Depreciation and amortization	83	56
Impairment of software	51	—
Impairment of inventory	31	—
Non-cash lease expense	93	71
Stock-based compensation	69	58
Change in operating assets and liabilities:
Increase in accounts receivable	(41)	(184)
Increase in inventory	(317)	(241)
Increase in deferred cost of goods sold	(158)	(137)
Increase in other current assets and other assets	(62)	(48)
Increase (decrease) in accounts payable and accrued expenses	(91)	212
Increase in deferred revenue	660	557
Decrease in operating lease liability	(97)	(71)
Increase (decrease) in other current liabilities and non-current liabilities	23	(1)
Net cash (used in) provided by operating activities	(311)	323

Cash flows used in investing activities:
Investments in technology	(286)	(214)
Other capital investments	(6)	(7)
Net cash used in investing activities	(292)	(221)

Cash flows provided by (used in) financing activities:
Short-term credit, net	—	(149)
Stock option exercise proceeds	5	—
Net cash provided by (used in) financing activities	5	(149)

Net decrease in cash	(598)	(47)
Cash at the beginning of the year	1,722	2,063
Cash at the end of the period	$1,124	$2,016

Supplemental cash flow information:
Cash paid during the year for:
Interest	$1	$5

Non-cash investing and financing activities:
Accrued preferred dividends to former Acorn director and/or former OmniMetrix CEO	$3	$3

Definition of Non-GAAP Measure

OmniMetrix monitoring systems include the sale of equipment and of monitoring services. The majority of the sales of OmniMetrix equipment do not qualify as a separate unit of accounting. As a result, revenue (and related costs) associated with sale of equipment are recorded to deferred revenue (and deferred charges) upon shipment for PG and CP monitoring units. Revenue and related costs with respect to the sale of equipment are recognized over the estimated life of the units which is currently estimated to be three years. In the rare instance that a specific sale of OmniMetrix equipment does qualify as a separate unit of accounting (the unit is custom designed and sold without monitoring), the revenue is recognized when the unit is shipped to the customer and not deferred. Revenues from the prepayment of monitoring fees (generally paid twelve months in advance) are initially recorded as deferred revenue upon receipt of payment from the customer and then amortized to revenue over the monitoring service period. Acorn has provided a non-GAAP financial measure of cash-basis revenue (sales) to aid investors in better understanding our sales performance. Acorn believes this non-GAAP measure assists investors by providing additional insight into our operational performance and helps clarify sales trends. For comparability of reporting, management considers non-GAAP measures in conjunction with generally accepted accounting principles (GAAP) financial results in evaluating business performance. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.